Exhibit 99.1

Cooper Tire & Rubber Company Announces Expiration of
Fixed Spread Tender Offer for its 7 3/4% Notes Due 2009

Findlay, Ohio, May 23, 2005 — Cooper Tire & Rubber Company (“Cooper Tire”) (NYSE: CTB) today announced that its fixed spread tender offer to purchase for cash any and all of the $350 million aggregate principal amount outstanding of its 7 3/4% Notes due December 15, 2009 (the “Notes”), which commenced on May 9, 2005, expired at 5:00 p.m., New York City time, on Friday, May 20, 2005 (the “Expiration Time”). Cooper Tire has accepted all of the tendered Notes for payment.

Settlement of the tender offer will occur on Wednesday, May 25, 2005. The purchase price for the Notes is $1,095.05 per $1,000 principal amount of the Notes tendered and accepted for payment, plus $34.44 for accrued but unpaid interest.

Banc of America Securities LLC acted as Dealer Manager for the tender offer.

Company Description

Cooper Tire & Rubber Company (NYSE: CTB) is a global company specializing in the design, manufacture and sales of passenger car, light truck, medium truck, motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com.

This press release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These and other risks and assumptions are described in Cooper Tire’s reports that are available from the United States Securities and Exchange Commission. Cooper Tire assumes no obligation to update the information in this press release other than as required by law.